Exhibit 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS SOLID 1ST QUARTER 2015 RESULTS AND INCREASES QUARTERLY DIVIDEND 12%

New York, USA – April 22, 2015 – Nielsen N.V. (NYSE: NLSN) today announced first quarter 2015 results and that its Board of Directors approved an increase in the company’s quarterly cash dividend of 12% to $0.28 per common share.

Revenues were $1,458 million, down 2.1% due to the impact of foreign exchange but up 4.4% on a constant currency basis, compared to the first quarter of 2014.

“Nielsen’s first quarter results again illustrate the consistency of our business model and strong execution, with 4.4% total company and 10.0% emerging markets revenue growth on a constant currency basis. These results reflect the 35th consecutive quarter of constant currency revenue growth. In addition, we were pleased to raise our quarterly dividend 12%, as we continue to deliver on our commitment to drive ongoing shareholder value,” said Mitch Barns, Chief Executive Officer of Nielsen.

Barns continued, “As we look ahead, we remain focused on, first, providing our clients with the solutions they need for Total Audience Measurement and second, guiding the industry towards adoption of a new metric that captures more of the viewing in the rapidly fragmenting media world in which we operate. In the Buy business, we made significant progress on our ecommerce initiatives in China.  We now have partnerships with the four largest e-tailers in China, enabling us to measure up to 70% of FMCG online retail sales in the world’s largest and fastest growing market for ecommerce, the latest form of fragmentation in the retail world.”

Adjusted EBITDA for the first quarter increased 1.1% to $380 million, or 7.3% on a constant currency basis compared to the first quarter of 2014. As a percentage of revenues, adjusted EBITDA grew 81 basis points, or 70 basis points on a constant currency basis, due to the accretive impact of our investments in coverage and analytics capabilities and the benefit of our ongoing productivity initiatives.

Income from continuing operations for the first quarter increased by 14.5% to $63 million, an increase of 53.7% on a constant currency basis, compared to the first quarter of 2014. The increase is driven by lower restructuring charges and the benefit of ongoing productivity initiatives. Income from continuing operations per share on a diluted basis was $0.17 compared to $0.15 in the first quarter of 2014.

Adjusted Net Income for the first quarter increased 4.8% to $173 million, or 14.6% on a constant currency basis, compared to the first quarter of 2014. Adjusted Net Income per share on a diluted basis was $0.46 compared to $0.43 in the first quarter of 2014.

Revenues within the Buy segment decreased 4.7%, or increased 5.1% on a constant currency basis, to $798 million. Excluding the impact of foreign currency, Buy emerging markets revenue grew 10.2% due to the broad-based demand for our services and growth within both our multinational and local client bases. Revenues in the developed markets grew 3.0% on a constant currency basis.

Revenues within the Watch segment increased 1.2%, or 3.6% on a constant currency basis, to $660 million, driven by continued strength in Audience Measurement and Marketing Effectiveness.  These gains were offset by a 220 basis point drag from actions the company is taking to shed some of its non-core products as well as expected ongoing declines in the legacy online rankings product which will be replaced by the launch of Digital Content Ratings in the fall of this year. Excluding this impact, the Watch segment grew 5.8% on a constant currency basis.

Financial Position

As of March 31, 2015, cash balances were $343 million and gross debt was $7,347 million. Net debt (gross debt less cash and cash equivalents) was $7,004 million and our net debt leverage ratio was 3.80x at the end of the quarter. Capital expenditures were $102 million for the first quarter of 2015 as compared to $77 million for the first quarter of 2014.

Free cash flow for the first quarter of 2015 decreased to $(1) million from $13 million in the first quarter of 2014, due to higher capital expenditures during the period tied to investments in TV audience measurement enhancements including local panel expansion, partially offset by stronger operating performance. Cash flow from operations decreased to $75 million in 2015 from $90 million in the first quarter of 2014 in part due to the reflection of a $26 million cumulative excess tax benefit from stock based compensation. In addition to being presented as a reduction of operating cash flows, this amount is also reflected as an increase to cash flows in the financing section of the cash flow statement and consequently the company’s total cash flow is unchanged.

In February 2015, Nielsen completed the issuance of $750 million aggregate principal amount of 5.0% Senior Notes due 2022. The company intends to apply the net proceeds of this offering to make repurchases of our outstanding common stock from time to time, in the open market or otherwise, pursuant to the existing share repurchase programs, to reduce outstanding amounts under our revolving credit facility, to pay related fees and expenses, and for general corporate purposes.

In March 2015, a secondary public offering of 8.0 million shares of our common stock was completed on behalf of certain selling stockholders, primarily comprised of the Sponsor group. All proceeds went to the selling stockholders and the offering did not have a significant impact on our operating results or financial position. At March 31, 2015, the sponsors collectively held 9.8% of our common stock.

Capital Allocation

The Board of Directors approved an increase in the company’s quarterly cash dividend of 12% to $0.28 per common share, payable on June 18, 2015 to shareholders of record on June 4, 2015.

The company repurchased $141 million of its stock during the first quarter of 2015.  The Company has a total of $882 million remaining for repurchase under the existing share repurchase program, which it anticipates utilizing by mid-2016.

Conference Call and Webcast

Nielsen will hold a conference call to discuss its first quarter 2015 results at 8:00 a.m. U.S. Eastern Time (ET) on April 22, 2015. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “20003152.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘anticipates’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the integration of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen N.V. (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers Watch and Buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen

Results of Operations—(Three Months Ended March 31, 2015 and 2014)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2015	2014
Revenues	$1,458	$1,489
Cost of revenues	622	642
Selling, general and administrative expenses	481	489
Depreciation and amortization	142	141
Restructuring charges	14	24
Operating income	199	193
Interest income	1	1
Interest expense	(73)	(77)
Foreign currency exchange transaction losses, net	(26)	(27)
Other expense, net	—	(3)
Income from continuing operations before income taxes and equity in net income of affiliates	101	87
Provision for income taxes	(38)	(33)
Equity in net income of affiliates	—	1
Net Income	63	55
Net loss attributable to noncontrolling interests	—	(3)
Net income attributable to Nielsen stockholders	$63	$58
Net income per share of common stock, basic
Income from continuing operations	$0.17	$0.15
Net income attributable to Nielsen stockholders	$0.17	$0.15
Net income per share of common stock, diluted
Income from continuing operations	$0.17	$0.15
Net income attributable to Nielsen stockholders	$0.17	$0.15
Weighted-average shares of common stock outstanding, basic	371,169,651	379,012,826
Dilutive shares of common stock	4,192,306	5,726,773
Weighted-average shares of common stock outstanding, diluted	375,361,957	384,739,599

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three months ended March 31, 2015 and 2014, respectively:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2015	2014
Net income	$63	$55
Interest expense, net	72	76
Provision for income taxes	38	33
Depreciation and amortization	142	141
EBITDA	315	305
Equity in net income of affiliates	—	(1)
Other non-operating expense, net	26	30
Restructuring charges	14	24
Stock-based compensation expense	14	12
Other items(a)	11	6
Adjusted EBITDA	380	376
Interest expense, net	(72)	(76)
Depreciation and amortization	(142)	(141)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	50	50
Cash paid for income taxes	(29)	(32)
Stock-based compensation expense	(14)	(12)
Adjusted net income	$173	$165
Adjusted net income per share of common stock, diluted	$0.46	$0.43
Weighted-average shares of common stock outstanding, basic	371,169,651	379,012,826
Dilutive shares of common stock from stock compensation plans	4,192,306	5,726,773
Weighted-average shares of common stock outstanding, diluted	375,361,957	384,739,599
(a)	For the three months ended March 31, 2015 and 2014, other items primarily consist of non-recurring costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus the excess tax benefit on stock-based compensation, less capital expenditures. We believe providing free cash flow information provides valuable supplemental information regarding the cash flow that may be available for discretionary use by us. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS)	2015	2014
Net cash provided by operating activities	$75	$90
Plus: Excess tax benefit on stock-based compensation	26	—
Less: Capital expenditures	(102)	(77)
Free cash flow	$(1)	$13

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of March 31, 2015 is as follows:

(IN MILLIONS)
Gross debt as of March 31, 2015	$7,347
Less: cash and cash equivalents as of March 31, 2015	343
Net debt as of March 31, 2015	$7,004
Adjusted EBITDA for the year ended December 31, 2014	$1,837
Less: Adjusted EBITDA for the three months ended March 31, 2014	$376
Add: Adjusted EBITDA for the three months ended March 31, 2015	$380
Adjusted EBITDA for the twelve months ended March 31, 2015	$1,841
Net debt leverage ratio as of March 31, 2015	3.80x